Exhibit 10.1

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Counsel (BIMCO) in 1956.
Code-name
SALEFORM 1993
Dated: 10th March 2006	Revised 1966, 1983 and 1986/87.

Hartley Navigation S.A. of Panama hereinafter called the Sellers, have agreed to sell, and

Beaumont Navigation Inc, Marshall Islands to be guaranteed by Omega Navigation Enterprises Inc.

hereinafter called the Buyers, have agreed to buy

Name: M/T Iasonas

Classification Society/Class: ABS

Built: 2004	By: STX, South Korea

Flag: Greek	Place of Registration: Piraeus

Call Sign: SVUU	Grt/Nrt: 41,787/30,845 mt

Register Number: IMO no 9252955

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.                         Purchase Price USD 64,500,000 (United States Dollars Sixty Four Million Five Hundred Thousand only)

2.                         Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within latest 5 working days after lifting of Buyers subject as per Clause 17. This deposit shall be placed with CALYON, Paris and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.                         Payment

The said Purchase Price shall be paid in full free of bank charges to CALYON, Paris on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.                         Inspections

Vessel and class records fully inspected and accepted by Buyers.

*                            4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.                         Notices, time and place of delivery

a)                         The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30/15/10/5 days approximate,             , and 3/2 days final notice of the estimated time of arrival at the intended place of drydocking/underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)                        The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in USAC, USG, Caribs, EUROMED, NW Europe in Sellers option to be narrowed by Sellers according to Vessel’s schedule, if Vessel’s schedule already known, after Buyer’s subject of Clause 17 has been lifted.

In the Sellers’ option. The Vessel to be delivered charter free and cargo free.

Expected time of delivery: 1st June 2006 - 30th June 2006 in Sellers option.

Date of cancelling (see Clauses 5 c), 5 b) (iii) and 14) 30th June 2006 in Buyers option.

c)                         If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect.

the original cancelling date.

d)                        Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                         Drydocking/Divers Inspection

*                            6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

7.                         Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tall-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tall-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The All radio installation and navigational equipment including GMDSS shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items, Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Buyers have the right to take photocopies to log books, and all routine engine / deck maintenance reports for the last twelve months at their expense. Vessel’s oil record book from the time of Vessel’s construction to remain aboard as per SOLAS requirements. Captain’s, Officers’ and Crew’s personal belonging including the stop chest are to be excluded from the sale, as well as the following additional items (including items on hire): Sellers to provide Buyers with the list of excluded items within 10 banking days of examination of this Agreement by both Parties.

The Buyer shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums (not having gone through the Vessel’s system) and pay the Sellers last net purchase prices after discounts as evidenced by supporting invoices (excluding barging expenses).

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                         Documentation to be mutually agreed and in Appendix I to MoA

The place of closing: Athens/Piraeus, Greece.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possessions shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.                         Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other claims and debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.                  Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                  Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear accepted. However, the Vessel shall be delivered with her class records at delivery to be as they were at the time of inspection. The same for all statutory and international trading certificates under present flag, as well as all other certificates.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*         Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.                  Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                  Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                  Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

15.                  Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation. Sellers officers and crew to cooperate and demonstrate/explain operation of vessels’ equipment.

16.                  Arbitration

a)*                  This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

*                            16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

17.                  The purchase of the Vessel is subject and conditional upon the Buyer’s holding company, Omega Navigation Enterprises Inc, being successfully placed at an Initial Public Offering. This Subject shall be lifted latest by 12th April 2006 by the Buyer in writing or such subject may be waived during that period by the Buyers in Writing. This subject will be deemed to having been lifted automatically when the IPO succeeds, irrespective of the pricing achieved.

18.                  Sellers to confirm that to the best of their knowledge Vessel is not blacklisted by any nation or organisation including the Arab Boycott League and ITF.

19.                  Sellers will issue a letter stating that to the best of their knowledge, Vessel has not touched bottom or suffered damage to her underwater parts since Vessel’s inspection by Buyers.

For the Buyers	For the Sellers
Beaumont Navigation Inc.	Hartley Navigation S.A.

/s/ CHARILAOS LOUKOPOULOS	/s/ NIKOLAUS GRAPSAS
CHARILAOS LOUKOPOULOS	NIKOLAUS GRAPSAS
ATTORNEY IN FACT	Attorney-in-fact